Exhibit 10.1

THIS CONSULTING AGREEMENT (the “Agreement”) is made the last date signed below (“Effective Date”)

BETWEEN:

(a)

Adaptimmune Limited, a company registered in England and Wales (Registered number: 06456741) with offices at 60 Jubilee Avenue, Milton Park, Abingdon, Oxfordshire, OX14 4RX, UK (“Adaptimmune”), on behalf of itself and its affiliates and

(b)

CJH Financial Limited, a company registered in England and Wales (Registered number: 12872681) with registered office at 123 Hallgate, Cottingham, East Riding Of Yorkshire, England, HU16 4DA, UK and to be represented by Chris Hill (the “Consultant”).

NOW IT IS HEREBY AGREED as follows:

1	DEFINITIONS

In this Agreement (unless it is expressly otherwise provided or the context otherwise requires) the following words and expressions shall have the following meanings:

1.1	“Confidential Information” shall mean:
•

any and all information concerning the scientific, technical or clinical data, business plans, Intellectual Property, customers, suppliers, associates, consultants or employees of Adaptimmune or its affiliated companies; and

•

any information which is of a confidential nature or is given or received or discovered in circumstances in which the Consultant knows or should reasonably have concluded that the information will be regarded by Adaptimmune as confidential including information provided by the Consultant to Adaptimmune.

1.2	“Expenses” means the out-of-pocket expenses reasonably incurred by the Consultant in connection with the performance of the Services and in accordance with Adaptimmune’s expenses policy.
1.3	“Fee” means the amount set out in clause 3, or such other rate as Adaptimmune and the Consultant may agree in writing from time to time.
1.4

“Intellectual property” means all forms of intellectual property including, without limitation, patents, rights in know-how and confidential information, copyrights, designs, trademarks and any applications for the same.

1.5

“Services” means the provision of services by Consultant to Adaptimmune during the Term of this Agreement, as described in each SOW referencing this Agreement and as may be entered from time to time between Consultant and Adaptimmune upon mutual written agreement. A first SOW detailing certain Services is attached hereto as Exhibit 1.

1.6

“Statement of Work” or “SOW” means a proposal referencing this Agreement which details the Services, Fees, Expenses, and other details of the work to be performed, such SOW to be mutually executed by the Parties to be valid.

2	APPOINTMENT AND TERM
2.1

The Consultant agrees to perform the Services using reasonable care, skill and diligence, in accordance with the highest professional standards and in accordance with any reasonable instructions provided by Adaptimmune. The Consultant will perform the Services in accordance with all applicable laws, rules and regulations, and in accordance with all applicable Adaptimmune policies including corporate governance, ethics policies, and insider trading policies of Appendix 1; and the data processing provisions of Appendix 2.

2.2

The days on which the Consultant performs the Services shall be agreed in advance with Adaptimmune. Save as provided in any Statement of Work, Adaptimmune does not make any guarantee that a certain number of days of Services will be approved in any particular time period.

2.3

The Consultant shall ensure that the individuals performing the Services keep a record of all things done in relation to the provision of the Services and at Adaptimmune’s request shall make this available for inspection and provide copies to Adaptimmune.

3	FEE
3.1

Adaptimmune will pay the Consultant for Services in accordance with the payment details of each mutually executed SOW referencing this Agreement. No additional or further consideration will be payable by Adaptimmune in relation to the performance of the Services to the Consultant unless prior approval is obtained from Adaptimmune. The total Fees (plus reasonable Expenses, as detailed below) payable to the Consultant for the Services shall not exceed, and the Consultant shall not bill Adaptimmune for Fees in excess of, any preapproved total in each mutually executed SOW, in each case without Adaptimmune’s prior written consent.

3.2

The Consultant will provide Adaptimmune with an invoice for such Services in accordance with each SOW, together with supporting timesheets or evidence of time incurred (if applicable): (i) upon completion of the Services, or (ii) on a monthly basis and within 14 days of calendar month end, as may be specified in each SOW. Adaptimmune will pay such invoices within thirty (30) days of receipt. All amounts under this Agreement are exclusive of VAT and any other relevant taxes, if applicable.

3.3

The Consultant understands and accepts that the Consultant is not an employee of Adaptimmune. Consultant shall be responsible for making appropriate income tax contributions or other tax payments as required in relation to payment for the Services. The Consultant hereby indemnifies Adaptimmune in respect of any claims that may be made by the relevant authorities against Adaptimmune in respect of income tax demands or similar contributions relating to the provision of the Services by the Consultant.

4	INDEPENDENT CONTRACTOR STATUS

The Consultant confirms that it is an independent contractor and that its performance under this Agreement will not entitle the Consultant or any individual performing the Services to any rights to any pension, insurance, car or other fringe benefits from Adaptimmune. The Consultant represents, confirms and warrants that it and the individuals performing the Services are free to perform the Services and there are no third party obligations or restrictions (including any restrictions imposed by a third party employer) including obligations or restrictions concerning providing services to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and Consultant agrees that they will not do anything in the performance of Services hereunder that would violate any such duty. The Consultant will notify Adaptimmune immediately if it becomes aware of any circumstances which might lead to a conflict of interest or breach of any professional conduct rules.

5	EXPENSES
5.1

The Consultant shall be reimbursed for all pre-approved reasonable Expenses. The Consultant shall provide the Company with such receipts or other evidence of actual payment of the Expenses as shall be requested by Adaptimmune. Where the Consultant incurs a third-party Expense, Adaptimmune may at its option pay the relevant third party directly.

6	CONFIDENTIALITY
6.1	The Consultant shall:
6.1.1	use the Confidential Information disclosed to it exclusively to provide the Services.
6.1.2	keep all Confidential Information that it may acquire in any manner confidential and not disclose it to any person or third party without the prior written consent of Adaptimmune.
6.13

only disclose the Confidential Information to personnel who have a strict need to know the Confidential Information for the performance of the Services, who are made aware of the confidential nature of such information, and who are bound by confidentiality and non-use restrictions no less restrictive than those set forth in this Agreement.

6.2	The foregoing restrictions on the Consultant shall not apply to any Confidential Information which the Consultant can establish by reasonable proof:
6.2.1	was already in its possession before its disclosure under this Agreement; or
6.2.2	is or becomes generally available to the public through no act or default on the part of the Consultant.
6.3

The confidentiality and non-use obligations under this Agreement shall survive any termination or expiry of this Agreement. The Consultant may also disclose Confidential Information where required to do so in accordance with applicable laws or court order, provided the Consultant first notifies in writing Adaptimmune and provides Adaptimmune (where possible) with a chance to apply for or obtain a protective order or equivalent confidentiality protection in relation to such information. The Consultant may only disclose Confidential Information required to be disclosed by the relevant applicable law or court order.

6.4

Upon the termination of this Agreement (for whatever reason) the Consultant shall upon request and within 30 days from receipt of request, deliver to Adaptimmune any Confidential Information or documentation encompassing Confidential Information which may be in its possession or under its control including all documents and any copies.

7	INTELLECTUAL PROPERTY RIGHTS
7.1

All materials, equipment, documents, data compilations (in whatever form), software programs, electronic materials and other Confidential Information (“Adaptimmune Property”) that Consultant receives or makes during the term of this Agreement are and shall remain the property of Adaptimmune, and Consultant shall immediately return or procure the return of Adaptimmune Property (including any copies thereof) to Adaptimmune upon Adaptimmune’s request and/or upon the termination or expiration of this Agreement. Consultant shall not remove from the Adaptimmune offices any Adaptimmune Property except as authorized in writing by Adaptimmune. The obligation to return such property extends to anything received or made as a result of performing the Services for Adaptimmune.

7.2

All Intellectual Property shall be owned by Adaptimmune where first created or reduced to practice in the performance of the Services. The Consultant hereby assigns and agrees to assign all Consultant’s right and title to such Intellectual Property to Adaptimmune. Consultant shall ensure it has in place with all individuals performing the Services sufficient written obligations to ensure that any Intellectual Property first created or reduced to practice in the performance of the Services is owned by Consultant and can be assigned by Consultant to Adaptimmune in accordance with this clause 7.2. Where necessary the Consultant agrees to execute and provide such further documentation as may be reasonably required by Adaptimmune to vest title to Intellectual Property in Adaptimmune in accordance with this clause. This clause shall survive any termination or expiry of this Agreement.

8	WARRANTIES
8.1

The Consultant warrants that Intellectual Property shall vest in Adaptimmune in accordance with clause 72 and that it is not subject to any agreements that would conflict or hinder such obligations to assign or transfer Intellectual Property to Adaptimmune.

8.2	Each Party warrants that it is fully authorized to execute and enter into this Agreement.
8.3

Consultant represents and warrants that it has obtained, at its own expense, all necessary insurance for itself and all of its employees, contractors and agents (including the Consultant), including but not limited to workers’ compensation insurance and a general liability policy to cover its contractual obligations contained herein, and it agrees to provide Adaptimmune with a certificate of insurance evidencing such coverage upon request.

8.4

Consultant represents and warrants that they have not been: (a) debarred under 21 U.S.C. § 335a or equivalent foreign or local law provision; (b) on any clinical investigator enforcement list maintained by the FDA or any other governmental or regulatory authority or agency in any jurisdiction, or otherwise disqualified by any governmental or regulatory authority or agency in any jurisdiction from performing clinical research including the US Department of Health and Human Services Office of Inspector General (OIG) list of excluded individuals/entities (LEIE) database; (c) convicted of, or indicted for, an offense related to any health care program in any jurisdiction including any offenses identified on the OIG website; (d) excluded from, or otherwise rendered ineligible for, participation in any government-sponsored health care program in any jurisdiction (including being identified as having an active exclusion in the system for award management (http://www.sam.gov); or (e) engaged in any conduct rendering Consultant eligible for exclusion from participation in any government-sponsored health care program in any jurisdiction. Upon written request of Adaptimmune, Consultant shall promptly provide written confirmation that the foregoing representations remain accurate. Consultant shall promptly notify Adaptimmune in writing if any of the foregoing representations becomes untrue, or if any action or investigation is initiated, pending or threatened relating to the debarment, disqualification, conduct or exclusion of Consultant, and in such event Adaptimmune shall have the right to terminate this Agreement immediately upon written notice to Consultant.

8.5

Background Check. Consultant represents and warrants that (a) it has complied with all legally required pre-employment obligations, (b) it has conducted criminal conviction record, drug testing and credit and other background searching of Consultant as requested by Adaptimmune, and (b) it has shared all results of such findings under clause (b) with Adaptimmune and has the relevant permission to share such personal data in accordance with applicable legislation.

8.6

Workplace Safety. Consultant will perform the services in accordance with all applicable Adaptimmune policies, including all health and safety policies. Both parties shall also comply with all applicable laws, rules, and regulations, including those related to workplace safety and safe practices.

9	TERMINATION
9.1

This Agreement shall commence on the Effective Date and shall continue until 31 December 2026 (the “Initial Term”). The Parties may mutually agree to extend this agreement in writing (such extensions together with the Initial Term being the “Term”).

9.2

This Agreement may be terminated by either Party on provision of thirty (30) days written notice in the event of a material breach by the other Party, provided such breach is curable. If such material breach is not curable, the non-breaching Party may terminate this Agreement immediately upon written notice to the breaching Party.

9.3

Either Party may also terminate this Agreement, on provision of seven (7) days written notice, in the event that the other Party becomes insolvent, makes a voluntary arrangement with creditors or has an administrator or receiver appointed over any or all of its assets or is otherwise unable to pay its debts or where the Consultant is adjudicated bankrupt.

9.4	Termination of this Agreement shall not affect any provisions or clauses which are expressed to survive termination or expiry of this Agreement.
9.5

Consultant acknowledges that a breach or threatened breach of this Agreement will result in irreparable and continuing damage to Adaptimmune. In the event of a breach or threatened breach, Adaptimmune shall be entitled to injunctive relief by a court of competent jurisdiction, in addition to such other relief as may be proper whether at law or in equity.

10	ENTIRE AGREEMENT
10.1

This Agreement, together with the Appendices and any mutually executed SOWs referencing this Agreement, represents the entire agreement and understanding between the Parties relating to the provision of the Services during the term of this Agreement. Both Parties confirm that they have not relied on any warranties or representations other than those set out explicitly in this Agreement in entering into this Agreement. Nothing in this clause will exclude any liability or remedy for fraud or fraudulent misrepresentation. This Agreement shall not be modified except with the mutual written consent of the Parties.

11	GENERAL
11.1	The Consultant may not assign this Agreement to any third party without the prior written consent of Adaptimmune. Any attempted or purported assignment without the required consent will be void.

11.2

Consultant shall not issue any announcement or press release mentioning Adaptimmune and will not disclose to any third party the fact that Adaptimmune has engaged the Consultant for the Services, or the terms and conditions of this Agreement, in each case without the prior written consent of the Adaptimmune.

11.3

This Agreement and any SOW hereunder may be executed in any number of counterparts, each of which may be executed by less than all of the Parties, all of which together will constitute one instrument and will be enforceable against the Parties. This Agreement and any SOW may be executed by facsimile signature or as a signed “PDF” (portable document file) (either by actual signature and scan, or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) attached to an electronic mail message or other transmission method, and any counterpart so delivered is deemed to have been duly and validly delivered and are valid, fully enforceable, and effective for all purposes without a manually executed original.

11.4

This Agreement shall be construed in accordance with and shall be subject to the laws of England without regard to its principles of conflicts of law, and the Parties hereby submit to the exclusive jurisdiction of the courts of England.

IN WITNESS WHEREOF, the undersigned, agreeing to be legally bound, have executed this Agreement as of the Effective Date (i.e., the last date signed below).

Adaptimmune Limited		CJH Financial Limited

Signed:	/s/ Gavin Wood	Signed:	/s/ Christopher Hill

Name:	Gavin Wood	Name:	Christopher Hill

Title:	Director	Title:	Director

Date:	6 September 2025	Date:	5 September 2025

APPENDIX 1

ADAPTIMMUNE CODE OF ETHICAL BUSINESS CONDUCT – FOR THIRD PARTIES

Introduction

Adaptimmune is a clinical-phase company in the gene cell therapy arena. We strive to put patients at the very heart of our business. We are committed to working in an honest and ethical way and providing a working environment that respects the rights of our employees, consultants and contractors. We require that third parties working with Adaptimmune or providing services to Adaptimmune agreed to comply with our ethical business standards, to the extent in each case such standards are applicable to the work being performed by the third parties. Those standards are set out below.

Compliance with Applicable laws and Regulations

We expect all third parties to and to procure that their employees, consultants and sub-contractors (“Applicable Individuals”):

•	Always act with integrity and honesty and protect any Party’s public image and reputation in relationships with customers, competitors, suppliers, business partners and staff
•	Promptly raise any concerns about possible unethical or illegal conduct
•	Be free from actual or potential conflicts of interest that might influence, or appear to influence their judgment or actions when performing duties on behalf of the Parties
•	Provide accurate and reliable information, safeguard Adaptimmune’s confidential information, and respect the confidential information of other parties.

Business should be conducted in compliance with applicable laws, rules and regulations. No Applicable Individuals or third parties shall engage in any unlawful activity in performing his or her day-to-day duties, nor instruct others to do so.

Anti-Corruption and Anti-Bribery

In complying with this Code of Ethical Business Conduct, all third parties and Applicable Individuals will respect the requirements applicable to anti-bribery and anti-corruption, including requirements imposed under the US Foreign Corrupt Practices Act 1977 (“FCPA”) and the UK Bribery Act 2010. In particular, no Applicable Individual shall seek to bribe any other individual, facilitate the giving of a bribe to any other individual or accept any bribe or facilitate the acceptance of any bribe from any other individual. Please note facilitate payments are not exempt from this requirement.

Research and Development; Quality

Patient Safety is of the utmost importance for Adaptimmune. We strive to carry out our research and development, manufacture, storage and distribution of our SPEAR T-cells in compliance with applicable laws and best practices (such as, but not limited to, GCP, GLP. GMP). Any research and development should be carried out by Applicable Individuals with integrity and accuracy and in each case in accordance with all applicable standard operating procedures applicable to them.

Compliance with Human Rights and anti-slavery legislation

We expect all third parties to act in accordance with all legislation relating to human rights. In addition, services should not be performed in breach of anti-slavery legislation or using any child-labour.

Conflict of Interest

A conflict of interest occurs when an Applicable Individual’s private interest interferes, or appears to interfere, in any way with the interests of Adaptimmune as a whole. Any Applicable Individual should actively avoid any conflict of interest that may impact such Applicable Individual’s ability to act in the interests of Adaptimmune or that may make it difficult to perform the Applicable Individual’s work objectively and effectively.

Employment Principles/Corporate Social Responsibility

Adaptimmune is firmly committed to providing equal opportunity in all aspects of employment and we support and respect the protection of internationally adopted human and labour rights. We will not tolerate any illegal discrimination or harassment based on race, ethnicity, religion, gender, age, national origin or any other protected class.

SEC-listing company

Adaptimmune is listed on the NASDAQ Global Select market. As a result, it has obligations under SEC legislation and regulations. In working with Adaptimmune you may be party to confidential information of Adaptimmune which may be potentially price sensitive. You should advise individuals that insider trading rules may apply.

Reporting Concerns

If you or any Applicable Individuals have concerns or questions about possible ethical misconduct, or suspect a possible violation of and of the standards set out in this code of conduct, please contact your appropriate relationship manager at Adaptimmune. Alternatively, if you or any Applicable Individual wish to keep the complaint anonymous, you may:

(i)	use the anonymous online submission form at: http://adaptimmune.ethicspoint.com;
(ii)	leave an anonymous phone message at UK Phone Number – 0-800-89-0011 followed by (833) 627-1022, or US Phone Number – (833) 627-1022; or
(iii)

deliver the complaint anonymously via post, courier or hand delivery to the Company Secretary or the Chief Executive Officer or the Chairman of the Audit Committee at: Adaptimmune, 60 Jubilee Avenue, Milton Park, Abingdon, Oxfordshire OX14 4RX, United Kingdom.

APPENDIX 2

DATA PROCESSING TERMS

1.1	In this Exhibit:
(a)	Adaptimmune is the “Controller” and Consultant is the “Processor”; and
(b)	the types of Personal Data and categories of Data Subject which will be processed, the nature and purpose of that processing and the duration of that processing are as set out below:
(i)

Personal Data capable of identifying any of Adaptimmune’s employees, consultants, contractors, third party suppliers, CRO’s and other third parties with whom Adaptimmune has a business relationship, clinical trial patient information and details.

(c)

“Data Protection Legislation” in this Exhibit refers to all applicable privacy and data protection laws including the General Data Protection Regulations ((EU) 2016/679) (GDPR) and any applicable national implementing laws, regulations and secondary legislation in England and Wales relating to the processing of personal data and the privacy of electronic communications, as amended, replaced or updated from time to time, including the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426) (Privacy Regulations) as amended by the Privacy and Electronic Communications (EC Directive) (Amendment) Regulations 2011 (SI 2011/1208), the Privacy and Electronic Communications (EC Directive) (Amendment) Regulations 2015 (SI 2015/355) and the Privacy and Electronic Communications (EC Directive) (Amendment) Regulations 2016 (SI 2016/524).

(d)	“Personal Data” and “Data Subject” shall have the meanings given to them under the Data Protection Legislation.
1.2	In relation to the processing of Personal Data, Consultant shall:
(a)

only process Personal Data in accordance with Adaptimmune’s written instructions from time to time (which may be specific instructions or standing instructions of general application in relation to the Services, whether set out in this Agreement or otherwise notified to the Consultant), unless such processing is required by any law (other than contract law) to which the Consultant is subject, in which case the Consultant shall (to the extent permitted by law) inform Adaptimmune of that legal requirement before carrying out the processing;

(b)	immediately notify Adaptimmune if it considers that Adaptimmune’s instructions are in breach of the GDPR or other EU member state laws; and
(c)

keep a written record of all such processing activities which shall include the information required to be kept under Article 30(2) of the GDPR namely name of privacy officer, Personal Data type held on behalf of Adaptimmune, type of processing being undertaken on behalf of Adaptimmune, any transfers of Personal Data to any country outside of the European Union or UK, the technical and security measures in place at Consultant to preserve security of Personal Data.

1.3	In relation to the security and confidentiality of the Personal Data, the Consultant shall:
(a)

ensure that it has in place appropriate technical and organisational measures to ensure a level of security for the Personal Data which is appropriate to the risks to individuals that may result from the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to the Personal Data;

(b)	in addition to the confidentiality obligations in the Agreement, if any:
(i)

ensure that only those of the Consultant’s personnel who need to have access to the Personal Data are granted access to such data and only for the purposes of the performance of this Agreement and all of the Consultant’s personnel required to access the Personal Data are informed of the confidential nature of the Personal Data, comply with the obligations set out in this Exhibit, and are bound by appropriate confidentiality obligations when accessing the Personal Data; and

(ii)	not publish, disclose or divulge any of the Personal Data to any third party (including for the avoidance of doubt the Data Subject itself) unless directed to do so in writing by Adaptimmune;
(c)	not modify, amend or alter the contents of the Personal Data unless specifically authorised in writing by Adaptimmune.
1.4	If the Consultant becomes aware of a Personal Data breach, it shall notify Adaptimmune without undue delay on becoming of aware of such a breach.
1.5	Consultant shall notify Adaptimmune within five Business Days upon receiving the following:
(a)	a request from a Data Subject to have access to that person’s Personal Data; or
(b)	a complaint or request relating to Adaptimmune’s obligations under the Data Protection Legislation; or
(c)	any other communication relating directly or indirectly to the processing of any Personal Data in connection with this agreement.
1.6	Consultant shall provide Adaptimmune with full co-operation and assistance in order to enable Adaptimmune to comply with its obligations under the Data Protection Legislation in relation to:
(a)	Adaptimmune’s obligations in relation to responding to Data Subject requests;
(b)	the security of the Personal Data;
(c)	notifying Personal Data breaches to the relevant supervisory authority;
(d)	communicating personal data breaches to the Data Subject; and

(e)	impact assessments and related consultations with supervisory authorities or regulators.
1.7	Consultant shall:
(a)	make available to Adaptimmune all information that Adaptimmune requests from time to time to enable Adaptimmune to verify that the Consultant is in compliance with its obligations in this Exhibit; and
(b)

permit Adaptimmune or its external advisers to inspect and audit the Consultant’s data processing activities and those of its agents, subsidiaries and Sub-contractors (to the extent Consultant is reasonably able to procure such third-party access).

1.8	Consultant shall not engage or authorise a sub-contractor to process the Personal Data unless:
(i)

it has obtained the prior written consent of Adaptimmune (which may be granted or withheld in Adaptimmune’s sole discretion) before transferring the Personal Data to any sub-contractors in connection with the provision of the Services; and

(ii)

the sub-contractor has either entered into a direct contract with Adaptimmune or a contract with the Consultant which incorporates the provisions equivalent to those in this agreement in relation to confidentiality, data protection and security, and

1.9	In relation to transfers of Personal Data to areas outside the European Economic Area (EEA):
(a)	the Consultant shall not transfer any Personal Data outside the EEA without Adaptimmune’s prior written consent; and
(b)	if Adaptimmune consents to any transfers pursuant to clause 1.9(a), Consultant shall ensure that the following conditions are met in relation to such transfers:
(i)

the Consultant complies with its obligations under the Data Protection Legislation by ensuring that there is an adequate level of protection to any Personal Data that is transferred (including as relevant model clauses or adoption of Privacy Shield as appropriate);

(ii)	that there are appropriate safeguards in place in relation to that transfer;
(iii)	that Data Subjects have enforceable rights and effective legal remedies; and
(iv)	that the Consultant shall comply with any other reasonable instructions as notified to it by the Adaptimmune in relation to such transfers.
1.10

Adaptimmune acknowledges that the Consultant is reliant on Adaptimmune alone for direction as to the extent the Consultant is entitled to use and process the Personal Data. Consultant shall be entitled to relief from liability in circumstances where a Data Subject makes a claim or complaint with regards to the Consultant’s actions to the extent that such actions directly result from instructions received from Adaptimmune.

1.11

On the expiry or termination of this Agreement, the Consultant shall notify Adaptimmune of the Personal Data that it holds. Promptly following such expiry or termination, and unless otherwise instructed in writing by Adaptimmune or continued storage is required by Consultant to comply with Applicable Laws, Consultant shall securely and permanently destroy all copies of Personal Data in its possession or control (other than any copy transferred to Adaptimmune in accordance with Adaptimmune’s request).

1.12

Consultant shall, at all times during and after the term of this Agreement, indemnify Adaptimmune and keep Adaptimmune indemnified against all losses, damages, costs or expenses and other liabilities (including legal fees) incurred by, awarded against or agreed to be paid by Adaptimmune arising from any breach of the Consultant’s obligations under this Exhibit except and to the extent that such liabilities have resulted directly from Adaptimmune’s instructions.

EXHIBIT 1

STATEMENT OF WORK TO THE CONSULTANCY AGREEMENT

Scope of the Services:

◾	To perform Chief Financial Officer services for Adaptimmune including:
◾	Overall strategic direction of Adaptimmune, subject to any required decisions of Board, including in relation to ongoing status of the Company and strategic options for assets of business
◾	Overall management of business including ongoing clinical trials
◾	Overall management of transition services with USWM
◾	Management of corporate teams including specified line reports
◾	Management of any required corporate activities including any transaction, de-listing or dissolution requirements
◾	Liaising with investors and investor community as reasonably needed
◾	Updating Board of Directors as required
◾	To perform CFO (including as section 16 officer) services for Adaptimmune including responsibility for preparation of all financial accounts and SEC filings on behalf of Adaptimmune
◾	The parties have agreed that initially the services will be performed by Chris Hill. Any changes to the individual performing services will be mutually agreed between the parties. To the extent any changes cannot be mutually agreed within the later of (a) 30 days of Consultant providing an alternative and (b) date Chris Hill ceases to provide services under this SOW, this SOW shall automatically terminate and there will be no further obligation on either party in relation to this SOW following the date of such termination.

Term of the Services:

◾	From 10th September 2025 (“Start Date”) until 31st December 2026, unless extended or earlier terminated as provided in the Agreement.

Contract Price (excluding expenses and VAT):

◾	£2,200 per day
◾	The estimated total amount to be paid by Adaptimmune to Consultant Company shall not exceed £500,000 without Adaptimmune’s written authorization accompanied by an updated SOW or new purchase order corresponding to the additional cost.
◾	The Consultant Company will provide Adaptimmune with an invoice for such Services monthly. Adaptimmune will pay such invoices within thirty (30) days of receipt. All amounts under this SOW are exclusive of VAT and any other relevant taxes, if applicable.
◾	For a period of six months starting on the Start Date, Adaptimmune agrees to pay for at least 3 days per week in relation to the provision of services under this SOW. Thereafter the parties will mutually agree the days required by Consultant to perform the services.

Other Terms:

1.Work Location. Consultant will primarily perform the Services from their office address and is entitled to perform the Services from any appropriate setting, except as may be otherwise directed by Adaptimmune in advance. Should Adaptimmune require Consultant to perform work from Adaptimmune’s office, Consultant will be reimbursed for travel to and from Adaptimmune’s office and any reasonably necessary accommodation expenses as per Adaptimmune’s applicable policies. Should Consultant be required to travel to other locations in order to perform the Services, all travel expenses will be recharged at cost to Adaptimmune so long as properly incurred, documented by Consultant and included in a monthly invoice and in each case in accordance with Adaptimmune’s applicable policies. Adaptimmune may choose to make such travel bookings for Consultant and pay for such travel costs and expenses direct. All travel expenses over £1,000 are to be agreed in advance by

Adaptimmune. Consultant will be paid specific fees for the Services performed by the Consultant, as detailed herein, and shall not be entitled to claim reimbursement for, or expense costs to, Adaptimmune for expenses associated with a home-based or remote working setup, including, without limitation, costs associated with electricity or other utilities, a home office phone, Internet access, office equipment, office furniture, and use of the space. In the event that applicable law creates a right for the Consultant to be reimbursed or receive payment for such expenses, the parties agree that the Consultant will be responsible for all such costs

2.Equipment. Consultant hereby acknowledges that they may be provided Adaptimmune-issued equipment and materials (e.g., laptop) (“Equipment”) solely to perform the Services on behalf of Adaptimmune. Such equipment may utilize software that identifies and records the user (directly or indirectly), including for security and software update purposes. Consultant represents and warrants that it has obtained the authorization and consent from the individual performing the Services to enable Adaptimmune’s performance of such activities and its third-party vendors pursuant to applicable data privacy regulations. Consultant shall ensure that the Consultant and each individual performing the Services: (a) uses the Equipment only to perform the Services and for no other use; and (b) complies with all Adaptimmune policies in relation to information security and use of the Equipment. Consultant shall not knowingly enable any Disabling Device on the Equipment or any Adaptimmune networks, servers or systems accessed via the Equipment. For purposes of this Letter Agreement, “Disabling Device” means any programs, mechanisms, programming devices, malware or other computer code (i) designed to disrupt, disable, harm, or otherwise impede in any manner the operation of any software program or code, or any computer system or network (commonly referred to as “malware”, “spyware”, “viruses” or “worms”); (ii) that would disable or impair the operation thereof or of any software, computer system or network in any way based on the elapsing of a period of time or the advancement to a particular date or other numeral (referred to as “time bombs”, “time locks”, or “drop dead” devices); (iii) is designed to or could reasonably be used to permit a party or any third party to access any computer system or network (referred to as “trojans”, “traps”, “access codes” or “trap door” devices); or (iv) is designed to or could reasonably be used to permit a party or any third party to track, monitor or otherwise report the operation and use of any software program or any computer system or network by the other party or any of its customers. Consultant will promptly notify Adaptimmune of any knowledge of any Disabling Device on the Equipment, or of any risk to Adaptimmune networks, servers or systems. Consultant hereby acknowledges that they will cooperate to promptly return such equipment to Adaptimmune upon any termination or expiration of this Assignment Letter.

This SOW may be executed in any number of counterparts, each of which may be executed by less than all of the Parties, all of which together will constitute one instrument and will be enforceable against the Parties. This SOW may be executed by facsimile signature or as a signed “PDF” (portable document file) (either by actual signature and scan, or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) attached to an electronic mail message or other transmission method, and any counterpart so delivered is deemed to have been duly and validly delivered and are valid, fully enforceable, and effective for all purposes without a manually executed original.

IN WITNESS WHEREOF, the undersigned, agreeing to be legally bound, have executed this SOW as of the Effective Date (i.e., the last date signed below) subject to the terms and conditions of the Agreement.

Adaptimmune Limited		CJH Financial Limited

Signed:	/s/ Gavin Wood	Signed:	/s/ Christopher Hill

Name:	Gavin Wood	Name:	Christopher Hill

Title:	Director	Title:	Director

Date:	6 September 2025	Date:	5 September 2025